Exhibit 99.1

UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

      The following tables set forth condensed pro forma combined financial data of Novelis Inc. for the year ended December 31, 2003, and as of and for the nine months ended September 30, 2004. This data is unaudited and has been derived from the historical combined financial statements of the Novelis Group. This Group is comprised of substantially all of the aluminum rolled products businesses operated by Alcan prior to its 2003 acquisition of Pechiney, together with some of Alcan’s alumina and primary metal-related businesses in Brazil and four former Pechiney rolling facilities in Europe. Included within the Novelis Group are the assets, liabilities and operations relating to the portions of the Sierre and Neuhausen facilities transferred to us as described under “Arrangements Between Novelis and Alcan — Sierre Agreements” and “Arrangements Between Novelis and Alcan — Neuhausen Agreements,” respectively. You should read this data in conjunction with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined financial statements and the related notes which are included elsewhere in this offering memorandum.

      The unaudited pro forma combined financial data set forth below reflects our historical combined financial information, adjusted to give effect to transactions described below as if they had occurred as of September 30, 2004, in the case of the combined balance sheet, and January 1, 2003, in the case of the combined statements of income. The following transactions are reflected in the pro forma financial data:

•	the debt incurred in connection with the reorganization transactions and the financing transactions, including the notes offered hereby;

•	the interest, including debt issuance costs, and tax effect of the debt described above;

•	the settlement of all loans payable and receivable from Alcan;

•	the repayment of $883 million of third party borrowings;

•	the payment to Alcan of $1,683 million;

•	the lease from Alcan of the Sierre North Building and the machinery and equipment located therein. These assets have been included in our historical combined financial statements. A pro forma adjustment of $48 million has been recorded in debt as a result of this capital lease; and

•	other adjustments described below.

      The unaudited pro forma data below is based upon available information and assumptions that management believes are reasonable. The unaudited pro forma financial data is for illustrative and informational purposes only and is not intended to represent or be indicative of what our financial condition or results of operations would have been had the transactions described above occurred on the dates indicated. The unaudited pro forma data also is not necessarily indicative of our future financial condition or results of operations.

      General corporate expenses include costs incurred relating primarily to human resources, legal, treasury, insurance, finance, internal audit, strategy and public affairs. For each of the year ended December 31, 2003 and the nine months ended September 30, 2004, Alcan allocated costs to us relating to general corporate expenses of $24 million. Including this allocation, total head office costs are $42 million and $41 million for the year ended December 31, 2003 and the nine months ended September 30, 2004, respectively. Immediately following the separation, we will assume responsibility for substantially all of these services and their related expenses. We expect the total cost of these services to aggregate approximately $65 million to $70 million in 2005. In addition to the amounts above, we expect to incur approximately $30 million of non-recurring costs associated with the transition to operating as a separate company, substantially all of which we expect will be incurred in 2005.

      In addition to the pro forma adjustments to our historical combined financial statements, various other factors will have an effect on our financial condition and results of operations after the completion of this offering, including those discussed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

NOVELIS INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As at September 30, 2004

		Pro Forma
	Historical	Adjustments		Pro Forma

		($ millions)
ASSETS
Current assets
Cash and time deposits	$27	$50	(m)	$77
Trade receivables, net	834	—		834
Other receivables
- Third parties	128	—		128
- Alcan Inc.	1,188	(860	)(a)	328
- Other related parties	39	—		39
Inventories	1,112	—		1,112

Total current assets	3,328	(810)		2,518

Deferred charges and other assets	239	60	(b)	299
Long-term receivables from related parties	97	—		97
Property, plant and equipment, net	2,325	(19	)(k)	2,306
Intangible assets, net	26	—		26
Goodwill	61	—		61

Total assets	$6,076	$(769)		$5,307

LIABILITIES AND INVESTED EQUITY/SHAREHOLDERS’ EQUITY
Current liabilities
Payables and accrued liabilities, net	$1,398	$—		$1,398
Short-term borrowings
- Third parties	850	19	(b)	19
		(770	)(c)
		(80	)(l)
- Alcan Inc.	65	(65	)(a)	—
Debt maturing within one year
- Third parties	27	13	(b)	13
		(27	)(c)
- Alcan Inc.	285	(285	)(a)	2
		2	(k)

Total current liabilities	2,625	(1,193)		1,432

Debt not maturing within one year
- Third parties	86	2,868	(b)	2,868
		(86	)(c)
- Alcan Inc.	721	(721	)(a)	46
		46	(k)
Deferred credits and other liabilities	400	—		400
Deferred income taxes	173	—		173
Minority interests	123	—		123
Invested equity/Shareholders’ equity
Share capital
- Common shares	—	234	(j)	234
Owner’s net investment	1,917	(13	)(b)	—
		(67	)(k)
		80	(l)
		(1,683	)(f)
		(234	)(j)
Accumulated other comprehensive income	31	—		31

	1,948	(1,683)		265

Commitments and contingencies

Total liabilities and invested equity/Shareholders’ equity	$6,076	$(769)		$5,307

See notes to the unaudited pro forma combined financial statements.

NOVELIS INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2003

		Pro Forma
	Historical	Adjustments		Pro Forma

	($ millions except per share data)
Sales and operating revenues	$6,221	—		$6,221
Costs and expenses
Cost of sales and operating expenses, excluding depreciation and amortization noted below	5,482	—		5,482
Depreciation and amortization	222	—		222
Selling, administrative and general expenses	211	—		211
Research and development expenses	62	—		62
Interest	40	$(19	)(a)	159
		(17	)(c)
		155	(d)
		4	(k)
		(4	)(l)
Restructuring, impairment and other special charges	(24)	—		(24)
Other expenses (income) — net	24	5	(a)	46
		17	(d)

	6,017	141		6,158

Income before income taxes and other items	204	(141)		63
Income taxes	50	(36	)(e)	14

Income before other items	154	(105)		49
Equity income	6	—		6
Minority interests	(3)	—		(3)

Net income	$157	$(105)		$52

Earnings per share
Net income per common share — basic			(g)	$0.70

Net income per common share — diluted			(h)	$0.70

Average number of shares used in calculating earnings per share — basic (in millions)			(g)	73.989

Average number of shares used in calculating earnings per share — diluted (in millions)			(h)	73.989

See notes to the unaudited pro forma combined financial statements.

NOVELIS INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004

		Pro Forma
	Historical	Adjustments		Pro Forma

	($ millions except per share data)
Sales and operating revenues	$5,739	—		$5,739
Costs and expenses
Cost of sales and operating expenses, excluding depreciation and amortization noted below	5,032	—		5,032
Depreciation and amortization	178	—		178
Selling, administrative and general expenses	182	—		182
Research and development expenses	41	—		41
Interest	55	$(23	)(a)	129
		(21	)(c)
		118	(d)
		3	(k)
		(3	)(l)
Other expenses (income) — net	(13)	11	(a)	1
		3	(d)

	5,475	88		5,563

Income before income taxes and other items	264	(88)		176
Income taxes	111	(22	)(e)	89

Income before other items	153	(66)		87
Equity income	4	—		4
Minority interests	(9)	—		(9)

Net income	$148	$(66)		$82

Earnings per share
Net income per common share — basic			(g)	$1.11

Net income per common share — diluted			(i)	$1.10

Average number of shares used in calculating earnings per share — basic (in millions)			(g)	73.989

Average number of shares used in calculating earnings per share — diluted (in millions)			(i)	74.255

See notes to the unaudited pro forma combined financial statements.

NOVELIS INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

      (a) Reflects repayment of borrowings due to and from Alcan as of September 30, 2004 and elimination of the interest expense and income incurred between Novelis and Alcan on such borrowings.

      Historical interest expense resulted from borrowings from Alcan and its subsidiaries for various periods of time up to and including the full year. For the year ended December 31, 2003, such borrowings consisted of:

(i) fixed rate loans totaling $535 million, with an average interest rate of 3.8%; and
(ii) floating interest rate loans totaling $550 million, with an average variable rate of 2.8%.

      Historical interest income resulted from lending to Alcan and its subsidiaries for various periods of time up to and including the full year. For the year ended December 31, 2003, such borrowings consisted of:

(i) fixed rate loans totaling $79 million, with an average interest rate of 0.1%; and
(ii) floating interest rate loans totaling $1,575 million, with an average variable rate 1.5%.

      Historical interest expense resulted from borrowings from Alcan and its subsidiaries for various periods of time up to and including the full nine months. For the nine months ended September 30, 2004 such borrowings consisted of:

(i) fixed rate loans totaling $547 million, with an average interest rate of 4.0%; and
(ii) floating interest rate loans totaling $524 million, with an average variable rate of 2.9%.

      Historical interest income resulted from lending to Alcan and its subsidiaries for various periods of time up to and including the full nine months. For the nine months ended September 30, 2004 such borrowings consisted of:

(i) fixed rate loans totaling $70 million, with an average interest rate of 0.5%; and
(ii) floating interest rate loans totaling $790 million, with an average variable rate of 2.1%.

      (b) Reflects an adjustment to record new borrowings of $2.9 billion consisting of (i) 7-year term loans of $1.3 billion at a variable interest rate (three-month LIBOR plus 1.75%), which would have been 3.1% and 3.0% for the nine months ended September 30, 2004 and the year ended December 31, 2003, respectively, using historical average LIBOR rates, (ii) $1.4 billion of the notes offered hereby at a fixed rate of 7.25%, (iii) four three-year floating rate term loans in an aggregate of $181 million, and (iv) a one-year floating rate term loan of $19 million. We have swapped interest payments on $131 million of Korean floating rate term loans in exchange for fixed interest payments, and $70 million of U.S. dollar denominated Korean term loans in exchange for Korean Won denominated debt. Following these swaps, the effective weighted average fixed rate on the three-year Korean term loans is 4.6%, and the effective weighted average variable rate on the one-year Korean term loan is 3.5% (variable rate in Korea is based on the historical three-month LIBOR plus 1.50% and historical three-month Korean CD plus 1.50%). Debt issuance costs related to the new borrowings are estimated to be $73 million. $60 million of these charges are recorded in Deferred charges and other assets in the unaudited pro forma combined balance sheet as at September 30, 2004 and will be amortized over the lives of the borrowings. The balance of $13 million has been expensed. The level of debt, including the current and long term portions of the debt, may vary, as the Group may need to provide for other cash requirements. In the first quarter following the separation, we intend to swap $380 million of the 7-year term loans for fixed rate debt.

      (c) Reflects repayment of existing third party borrowings in the amount of $883 million as of September 30, 2004 and the related interest expense on such borrowings. These third party borrowings for various periods of time up to and including the full nine months consist of:

(i) fixed rate loans totaling $77 million, with a combined interest rate of 3.6%; and
(ii) variable interest rate loans totaling $806 million, with an average variable rate of 2.7%.

NOVELIS INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

      (d) Represents the pro forma interest expense attributable to our debt structure following completion of the financing transactions. Pro forma interest expense includes interest on the borrowings and the amortization of debt issuance costs described in Note (b). Interest expense in respect of the borrowings described in this note would have been $118 million and $155 million for the nine months ended September 30, 2004 and year ended December 31, 2003, respectively. The average annualized interest rate used to calculate the total pro forma interest expense was 5.8% and 5.4% for the nine months ended September 30, 2004 and the year ended December 31, 2003, respectively. The index rate used was the historical three-month LIBOR plus 1.75% for the 7-year term loans, a fixed rate of 7.25% for the notes offered hereby for both the nine months ended September 30, 2004 and the year ended December 31, 2003, and a weighted average rate of 4.18% and 4.22% for the new Korean term loans for the nine months ended September 30, 2004 and the year ended December 31, 2003, respectively. Interest expense included the amortization of certain debt issuance costs amounting to $5 million and $6 million for the nine months ended September 30, 2004 and year ended December 31, 2003, respectively. Other debt issuance costs and commitment fees on facilities in place but undrawn were included in “Other expenses (income) — net.” Such costs amounted to $3 million and $17 million for the nine months ended September 30, 2004 and year ended December 31, 2003, respectively. The impact of a 12.5 basis points increase or decrease in interest rates on the total borrowings would be to reduce or increase net income by $3 million annually. An increase or decrease of $100 million in the total borrowings would reduce or increase net income by $4 million annually.

      The following table summarizes the calculation of pro forma interest expense attributable to our debt structure following completion of the financing transactions:

		Nine months 2004		Full year 2003

		Effective	Interest	Effective	Interest
	Amount	Interest Rate	Expense	Interest Rate	Expense

	($ millions except interest rates)
Term loans	$1,300	3.15%	$30	2.96%	$39
Notes offered hereby	1,400	7.25%	77	7.25%	102
Korean term loans	200	4.18%	6	4.22%	8
Amortization of debt issuance costs			5		6

Total	$2,900		$118		$155

      If we had swapped $380 million of the 7-year term loans for fixed rate debt as described in Note (b), the effect on pro forma interest expense would have been an increase of $7 million and $9 million for the nine months ended September 30, 2004 and the year ended December 31, 2003, respectively. The effect on pro forma net income would have been a decrease of $5 million and $7 million for the nine months ended September 30, 2004 and the year ended December 31, 2003, respectively.

      (e) Represents the tax effect of the tax deductible pro forma interest cost adjustments in each relevant jurisdiction. The effective tax benefit used for this adjustment, which represents the rate at which Novelis could deduct the pro forma interest cost, is approximately 25%. This 25% effective tax benefit is less than the weighted average statutory rate of 34% because Novelis is not able to realize fully the benefit of interest deductibility in certain jurisdictions. Withholding taxes of up to approximately $21 million may be payable in connection with the reorganization transactions which may require us to record an additional tax charge during the period ended December 31, 2004. This charge, if recorded, would affect our reported net income, but any withholding taxes would be paid or reimbursed by Alcan and therefore our financial condition and liquidity would not be affected.

      (f) On the basis of reported financial information at September 30, 2004, represents pro forma payment to Alcan of $1,683 million following the issuance of the debt and the payments described above.

NOVELIS INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS — (Continued)

The amount of the pro forma payment to Alcan is calculated, in accordance with the terms of the separation agreement, by deducting from the total of $2,900 million of new borrowings described in note (b): the net repayment of $211 million of Alcan related borrowings described in note (a), the repayment of $883 million of third party borrowings described in note (c), debt issuance costs estimated at $73 million described in note (b), and $50 million necessary to result in the Novelis cash balance described in note (m). The exact amount of the payment to Alcan by Novelis in respect of the reorganization will be determined on the basis of the actual amount of these adjustments on the basis of Novelis’ reported financial information as at December 31, 2004. Until the financial statements for the year ended December 31, 2004 are finalized, the amount of this payment cannot be quantified.

      (g) The number of Novelis shares used to compute basic earnings per share was 73,988,932, which was the number of Novelis common shares outstanding on January 6, 2005.

      (h) The number of Novelis shares used to compute diluted earnings per share was based on the sum of 73,988,932 Novelis common shares outstanding on January 6, 2005 and the number of our common shares covered by dilutive options. Of the options to purchase an aggregate of 1,239,571 Alcan common shares held by our employees as at December 31, 2003, options to purchase a net 68,886 Alcan common shares at an average exercise price of $31.40 (representing options to purchase a net 136,697 of our common shares) are dilutive for the period presented. The number of antidilutive Alcan options held by our employees as at December 31, 2003 is 400,375.

      (i) The number of Novelis shares used to compute diluted earnings per share was based on the sum of 73,988,932 Novelis common shares outstanding on January 6, 2005 and the number of our common shares covered by dilutive options. Of the options to purchase an aggregate of 1,393,288 Alcan common shares held by our employees as at September 30, 2004, options to purchase a net 134,037 Alcan common shares at an average exercise price of $34.83 (representing options to purchase a net 265,983 of our common shares) are dilutive for the period presented. The number of antidilutive Alcan options held by our employees as at September 30, 2004 is 680,750.

      (j) Represents the capitalization of Novelis in which the residual Owner’s net investment (after deducting the payment to Alcan described in note (f), the expensed debt issuance costs described in note (b), the capital lease adjustment described in note (k), and increasing Owner’s net investment by the deposit described in note (l)) was converted into 73,988,932 common shares, which is the number of Novelis common shares outstanding on January 6, 2005. In connection with this capitalization of Novelis, the amount of Alcan’s net investment in Novelis, which was recorded in Invested equity as Owner’s net investment in our combined financial statements, was reclassified as Share capital.

      (k) Represents an adjustment to record Novelis’ capital lease from Alcan of the Sierre North Building and the machinery and equipment located in the Sierre North Building (including the hot and cold mills) for a term of 15 years, renewable at our option for an additional five-year period, at an annual base rent in an amount equal to 8.5% of the book value at the date of transfer of the Sierre North Building and the leased machinery and equipment.

      (l) We have deposited $80 million in cash in a restricted deposit account at a major financial institution to facilitate financing for a subsidiary within the Novelis Group. The financial institution has extended an $80 million loan to the subsidiary and Novelis has a legal right and the intent to set off that obligation against the $80 million restricted deposit. Consequently, the receivable and the debt are offset and do not appear separately on our pro forma combined balance sheet.

      (m) The separation agreement entered into between Alcan and Novelis provides that Novelis will have a cash balance of $77 million upon completion of the financing transactions. The exact amount of the adjustment will be determined on the basis of the actual amount of cash and time deposits on Novelis’ balance sheet at December 31, 2004.